SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this "Amendment") is executed on and to be effective as of July 31, 2000, by and between ACQUIPORT DFWIP, INC., a Delaware corporation, as landlord ("Lessor") and SPORT SUPPLY GROUP, INC., a Delaware corporation, as tenant ("Lessee").

			    R E C I T A L S

WHEREAS, Merit Investment Partners, L.P. (predecessor in interest to Lessor) ("Merit") and Lessee entered into that certain Lease Agreement dated July 28, 1989, as amended by that certain First Amendment to Lease dated as of July 13, 1998, by and between Lessor and Lessee (as amended, the "Lease"), pursuant to which Lessee leases from Lessor certain real property more particularly described on Exhibit A to the Lease, together with the improvements thereon, consisting of a 137,670 square foot building located at 1901 Diplomat, Farmers Branch, Texas (the "Premises"); and

WHEREAS, Lessee desires to extend the term of the Lease, and Lessor and Lessee desire to set forth the terms and conditions upon which the term of the Lease will be extended.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lessor and Lessee hereby agree that the Lease should be, and hereby is, amended as follows:

1. Lease Term. The term of the Lease is hereby extended to December 31, 2004. The period of time from August 1, 2001 through December 31, 2004 is referred to herein as the "Extended Term".

2. Minimum Fixed Rent. The minimum fixed rent, as such term is used in the Lease, for the Extended Term, shall be equal to $43,021.88 per month. The minimum fixed rent from August 1, 2000 through July 31, 2001 shall be reduced to $43,021.88 per month. The minimum fixed rent for the period prior to August 1, 2000 shall remain as currently set forth in the Lease.

3. Improvements to Premises. Lessee shall take the Premises in its "as-is" condition for the Extended Term except for certain Leasehold Improvements (herein so called) to the Premises which shall be completed in accordance with the specifications attached hereto as Exhibit A (the
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"Approved Plans"), which have been approved by both Lessor and Lessee.
Lessor shall cause the Leasehold Improvements to be installed or constructed in accordance with the Approved Plans by Lessor's contractor. So long as no Event of Default (or event which with notice or lapse of time could become an Event of Default) has occurred under the Lease, Lessor agrees to provide Lessee an allowance equal to One Hundred Fifty-Three Thousand One Hundred Nineteen and No/100 Dollars ($153,119.00) (the "Improvement Allowance"), which allowance is to be used solely for completion of the Leasehold Improvements in accordance with the Approved Plans, and an additional allowance equal to Three Thousand Two Hundred and No/100 Dollars ($3,200.00) (the "Architectural Allowance"), which allowance is to be used solely for space planning and design services for the Premises. In the event that any alterations or modifications to the Premises are required in order to comply with applicable law, including, without limitation, the Americans with Disabilities Act of 1990, as amended, or the State of Texas equivalent laws and regulations, the cost of any such alterations or modifications shall be satisfied out of the Improvement Allowance. The cost of the Leasehold Improvements and the space planning and design fees is to be paid by Lessor out of the Improvement Allowance and the Architectural Allowance, respectively.

Any completed work (labor or materials) outside the scope of the Approved Plans or the cost of which is in excess of the Improvement Allowance or the Architectural Allowance, as the case may be, shall be at Lessee's sole cost and will be billed to Lessee by Lessor and will be due and payable within ten (10) days after Lessee's receipt of an invoice therefor. Notwithstanding the foregoing, Lessee will not be liable for work outside the scope of the Approved Plans or excess costs over the amount of the Improvement Allowance or the Architectural Allowance unless Lessee has consented in writing to such work outside the scope of the Approved Plans or excess costs prior to the commencement of such work or the incurring of such excess costs. Any portion of the Improvement Allowance or the Architectural Allowance remaining upon the completion of the Leasehold Improvements shall be deemed forfeited by Lessee.

Lessor further acknowledges and agrees that Section 4.07 of the Lease is hereby amended to provide that Lessee shall not be required to surrender
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possession of the Premises to Lessor "in the same condition as when received", but rather shall be entitled to surrender possession of the Premises in the same condition as exists upon the completion of the Leasehold Improvements described in Paragraph 3 above, subject to any and all other requirements set forth in Section 4.07 of the Lease.

4. Lessor's Repairs. Section 4.03 is hereby modified by the addition of the following language at the end of the first sentence:

"; provided, however, that Lessor shall repair and maintain the structural soundness of the roof (including any necessary replacement as determined by Lessor), exterior walls (excluding windows, window glass, plate glass and doors), and foundation of the Premises, excluding any repair or maintenance to such items (whether structural or nonstructural) resulting from or caused in whole or in part by the negligence or misconduct of Lessee, its agents, employees or contractors."

5. Insurance. Section 5.04 of the Lease is hereby deleted in its entirety and the following is hereby substituted therefor:

"Lessee shall keep in force throughout the term of this Lease: (a) a Commercial General Liability insurance policy or policies to protect the Lessor Entities (as hereinafter defined) against any liability to the public or to any invitee of Lessee or a Lessor Entity incidental to the use of or resulting from any accident occurring in or upon the Premises with a limit of not less than $1,000,000.00 per occurrence and not less than $2,000,000.00 in the annual aggregate, covering bodily injury and property damage liability and $1,000,000.00 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000.00 per accident; (c) insurance protecting against liability under Worker's Compensation Laws with limits at least as required by statute; (d) Employers Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease--each employee; and (e) Business Interruption Insurance with limit of liability representing loss of at least approximately six months of income. In addition, Lessee shall maintain a policy or policies of insurance covering "all risks" perils to the extent of the full replacement cost of the Premises and Lessee's leasehold improvements and personal property situated therein as of the date of the loss (provided that the replacement cost for the building itself shall be provided by Lessor to Lessee from time to time and the
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replacement cost of Lessee's leasehold improvements,  fixtures, inventory, and other business personal property situated in or about the Premises shall be determined by Lessee), with a deductible or self insured retention of no more than $50,000.00. The term "Lessor
Entities", as used herein, shall mean Lessor, Lessor's investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them.

Each of the aforesaid policies shall (a) be provided at Lessee's expense; (b) name the Lessor and the building management company, if any, as additional insureds; (c) be issued by an insurance company with a minimum Best's rating of "A:VII" during the term of this Lease (provided that if the rate of any insurance company in compliance at the time of issuance of any policy thereafter has a reduction in its rating bel rating below a Best's rating of "A:VII", Lessee shall be provided ninety (90) days to obtain a replacement policy with an insurance company with a Best's rating of "A:VII"); and (d) provide that said insurance shall not be cancelled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to Lessor; and said policy or policies or certificates thereof shall be delivered to Lessor by Lessee upon the commencement date and at least thirty (30) days prior to each renewal of said insurance.

Whenever Lessee shall undertake any alterations, additions or improvements in, to or about the Premises ("Work"), the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act, and such other insurance as Lessor shall require; and the policies of or certificates evidencing such insurance must be delivered to Lessor prior to the commencement of any such Work."

6. Indemnification. Section 6.01 of the Lease is hereby deleted in its entirety and the following is hereby substituted therefor:

"None of the Lessor Entities shall be liable and Lessee hereby waives all claims against them for any damage to any property or any injury to any person in or about the Premises by or from any cause whatsoever (including without limiting the foregoing, rain or water leakage of any character from the roof, windows, walls, basement, pipes, plumbing works
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or appliances, the Premises not being in good condition or repair, gas, fire, oil, electricity or theft), except that Lessor will protect, indemnify and hold the Lessee Entities (as hereinafter defined) harmless from such claims to the extent caused by or arising from the gross negligence or willful misconduct of Lessor or its agents, employees or contractors or any breach or default on the part of Lessor in the performance of any covenant or agreement on the part of Lessor to be performed pursuant to this Lease. Lessee shall protect, indemnify and hold the Lessor Entities harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney's fees) incurred by reason of (a) any damage to any property (including but not limited to property of any Lessor Entity) or any injury (including but not limited to death) to any person occurring in, or about the Premises to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Lessee, its agents, servants, employees, invitees, or visitors to meet any standards imposed by any duty with respect to the injury or damage; (b) the conduct or management of any work or thing whatsoever done by the Lessee in or about the Premises or from transactions of the Lessee concerning the Premises; (c) Lessee's failure to comply with any and all governmental laws, ordinances and regulations applicable to the condition or use of the Premises or its occupancy; or
(d) any breach or default on the part of Lessee in the performance of any covenant or agreement on the part of Lessee to be performed pursuant to this Lease. The provisions of this Section shall survive the termination of this Lease with respect to any claims or liability accruing prior to such termination. The term "Lessee Entities", as used herein, shall mean Lessee and its directors, officers, general partners, stockholders, employees and agents."

7. Notice. The address of Lessor set forth in Section 9.16 of the Lease is hereby modified to be Acquiport DFWIP, Inc., 1406 Halsey Way, Suite 110, Carrollton, Texas 75007. The address of Lessee set forth in
Section 9.16 of the Lease is hereby modified to be Sport Supply Group, Inc., 1901 Diplomat Drive, Farmers Branch, Texas 75234, Attention:
President.

8.   Hazardous Materials.  The following is hereby added to the Lease as
Article 12:

		 "ARTICLE 12.  HAZARDOUS MATERIALS.

Lessee shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees to at any time handle, use, manufacture, store or dispose of in or about the Premises any flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively "Environmental Laws") (all of such items being collectively referred to as "Hazardous Materials"), nor shall Lessee suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Lessee may (a) store and use on the Premises those items described on Exhibit B attached hereto in the quantities set forth next to such items, and (b) handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint thinner, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Lessee shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, appurtenant land, or the environment. Lessee shall protect, defend, indemnify and hold each and all of the Lessor Entities harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney's fees) incurred by reason of any actual or asserted failure of Lessee to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Lessee to keep, observe, or perform any provision of this Article."

9. Renewal Options. Any and all renewal options contained in the Lease are hereby deleted in their entirety, and in lieu thereof, Lessee shall have, at its option (the "Renewal Option"), the right to renew and extend this Lease for one term of five (5) years (the "Renewal Term"). The Renewal Term shall commence immediately upon the expiration of the Extended Term by Lessee's giving written notice thereof to Lessor no earlier than nine (9) months, and no later than six (6) months, prior to the expiration of the Extended Term. Once Lessee shall exercise any
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Renewal Option, Lessee may not thereafter revoke such exercise, except as expressly set forth below. Lessee shall not have the right to exercise the Renewal Option at a time that an Event of Default (or an event which with notice and/or lapse of time could become an Event of Default) under this Lease has occurred and is continuing. Lessee's failure to exercise timely the Renewal Option for any reason whatsoever shall conclusively be deemed a waiver thereof. At Lessor's option, Lessor may adjust the minimum fixed rent for the Renewal Term at an annual rate equal to the Fair Market Value Rate (as hereinafter defined) as of the commencement of the Renewal Term. As used in this Lease, "Fair Market Value Rate" shall mean the fair market value rental rate per square foot of rentable area per year in effect at the commencement of the Renewal Term for comparable tenants taking comparable space in comparable conditions under comparable terms in comparable buildings in the same rental market (hereinafter called "Comparable Buildings"); provided, however, that in no event shall the minimum fixed rent for the Renewal Term be less than ninety percent (90%) of the minimum fixed rent for the last twelve (12) months of the Extended Term. It is also agreed and understood that the Fair Market Value Rate shall include: (a) rent; and (b) rental operating expenses, property tax, and utility and expense adjustments that are being included as part of the terms and conditions of industrial tenant leases for comparable tenants in Comparable Buildings as of the time of determination of the Fair Market Value Rate. Lessor shall advise Lessee within twenty (20) days after Lessee exercises the Renewal Option of the Fair Market Value Rate which shall be in effect as of the commencement date of the Renewal Term.

Lessee shall then have fifteen (15) days to notify Lessor of its acceptance or rejection of the Fair Market Value Rate for the Renewal Term and if rejecting the Fair Market Value Rate, of its election to proceed using third-party appraisers, as hereinafter described. In the event Lessee fails to so notify Lessor within such fifteen (15) day period or if Lessee rejects the Fair Market Value Rate and does not elect to proceed using third-party appraisers, Lessee shall be deemed to have rejected the Fair Market Value Rate proposed by Lessor and to have rejected its right to use third-party appraisers to determine the Fair Market Value Rate. Notwithstanding the prohibition on Lessee's right to revoke its exercise of the Renewal Option, in the event Lessee rejects (or is deemed to have rejected) the Fair Market Value Rate proposed by Lessor and rejects (or is deemed to have rejected) its right to use third-party appraisers, Lessee shall be deemed to have revoked the Renewal Option, and the Renewal Option shall be deemed null and void and
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of no further force or effect.  If Lessee notifies Lessor of its election to appoint third-party appraisers to determine the Fair Market Value Rate within the time period set forth above, Lessee may no longer revoke the respective Renewal Option. Lessor and Lessee shall each appoint, by notice to the other within ten (10) business days after Lessee's election to use third-party appraisers, a qualified disinterested MAI appraiser doing business in the area. If the appraisers so appointed are unable to agree upon the Fair Market Value Rate within thirty (30) days after the appointment of the second appraiser, they shall, within ten (10) business days thereafter appoint a third disinterested MAI appraiser and the majority shall decide upon the Fair Market Value Rate for the Renewal Term, such decision to be rendered within forty-five (45) days after the appointment of the third appraiser. If a majority are unable to agree within the allotted time, the two determinations of Fair Market Value Rate nearest to one another in amount shall be added together, divided by two (2), and the resulting quotient shall be the Fair Market Value Rate. If either party fails to appoint its appraiser within the time period provided, the determination of the Fair Market Value Rate shall be made by the other appraiser alone and if the two appraisers are unable to agree upon a third appraiser within the time period and the parties are unable to mutually agree within ten (l0) business days thereafter upon a third appraiser, either party may request the President or equivalent officer of the Dallas Texas Chapter of the American Institute of Real Estate Appraisers or if none, an equivalent body, to appoint the same. Lessor and Lessee shall each pay the cost of the appraiser appointed by each such party, and Lessor and Lessee shall share equally the expense of the third appraiser, if any. The determination of the appraisers shall be final and binding and shall be enforceable by court order.

 Lessee shall take the Premises "as is" for the Renewal Term and Lessor shall have no obligation to make any improvements or alterations to the Premises. Except as set forth in this paragraph, the leasing of the Premises for the Renewal Term shall be upon the same terms and conditions as the leasing of the Premises for the Extended Term and shall be upon and subject to all of the provisions of this Lease. Any Renewal Option granted to Lessee under this paragraph shall be personal to Lessee and shall not be transferred, encumbered, or assigned by Lessee or in any manner transferred to, or exercised by, any subtenant of Lessee.

10.  Brokerage Commissions.  Each of the parties hereto represents and
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warrants to the other that it has not dealt with any broker or finder in connection with this Lease except Cushman & Wakefield of Texas, Inc. and RREEF Management Company. Lessor acknowledges that the commissions of Cushman & Wakefield of Texas, Inc. and RREEF Management Company payable in connection with this Amendment will be paid by Lessor, and Lessor agrees to indemnify and hold Lessee harmless from and against any claims by such brokers for such commissions.

11. Effectiveness. Except as modified herein, all other terms and conditions of the Lease shall remain unchanged and shall continue in full force and effect.

12. Governing Law. The laws of the State of Texas and of the United States of America shall govern the rights, remedies, and duties of the parties hereto and the validity, construction, enforcement, and interpretation hereof.

13. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14. Illegality. If any provision of this Amendment is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Amendment shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

15. Limited Liability. Redress for any claims against Lessor under this Amendment or the Lease shall only be made against Lessor to the extent of Lessor's interest in the Premises, including, to the extent received after a final judgment against Lessor has been obtained by Lessee, the proceeds of any sale or refinancing of Lessor's interest in the Premises (net of any actual costs incurred in connection therewith). The obligations of Lessor under this Amendment and the Lease shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof, or any beneficiaries, stockholders, employees or agents of Lessor, or the investment manager.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LESSOR:

ACQUIPORT DFWIP, INC.,
a Delaware corporation

By:   /s/ Craig M. Gotthadt
Name: Craig M. Gotthardt
Title:    Vice President


LESSEE:

SPORT SUPPLY GROUP, INC.,
a Delaware corporation

By:   /s/ Terrence M. Babilla
Name:  Terrence M. Babilla
Title: Chief Operating Officer